Exhibit 3.1.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IOMAI CORPORATION
     IOMAI CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: The name of the Corporation is Iomai Corporation. The Corporation was originally incorporated under the name Glendene Corporation.
     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 14, 1997.
     THIRD: A Certificate of Amendment changing the Corporation’s name to Iomai Corporation was filed with the Secretary of State on August 18, 1997.
     FOURTH: A Certificate of Amendment authorizing Series A Preferred Stock was filed with the Secretary of State on November 19, 1998.
     FIFTH: A Certificate of Amendment increasing the authorized shares of capital stock was filed with the Secretary of State on December 28, 1999.
     SIXTH: An Amended and Restated Certificate of Incorporation of the Corporation amending and restating the Amended Certificate of Incorporation was filed with the Secretary of State on July 26, 2001.
     SEVENTH: The Second Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A, eliminating the Series A Preferred Stock, increasing the authorized shares of capital stock (including Common Stock and Preferred Stock) and authorizing and creating the rights and privileges of the Series B Preferred Stock and Series C Preferred Stock, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation
     EIGHTH: The Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer this 4th day of December, 2002.

IOMAI CORPORATION

By	/s/ Stanley C. Erck

Stanley C. Erck
President and Chief Executive Officer

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IOMAI CORPORATION
     FIRST: The name of the corporation (hereinafter called the “Corporation”) is Iomai Corporation.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The Corporation is authorized to issue two classes of shares to be designated respectively preferred stock (the “Preferred Stock”) and common stock (the “Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is three hundred eighty six million seven hundred thousand (386,700,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is one hundred sixty six million seven hundred thousand (166,700,000). The total number of shares of Common Stock this Corporation shall have authority to issue is two hundred twenty million (220,000,000). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.01 per share.
A. COMMON STOCK.
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.
     2. Dividends. Except as otherwise required by law, the holders of the outstanding shares of Common Stock shall participate together on a per share basis in any dividends declared and paid by the Corporation, whether in cash, property or otherwise, subject to any rights to dividends of the holders of Preferred Stock.
     3. Voting. Except as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote.
     4. Liquidation. In the event of liquidation of the Corporation, whether voluntary or involuntary, the net assets of the Corporation remaining after the discharge of all its liabilities, and subject to any rights with respect to liquidation of holders of Preferred Stock, shall be distributed to the holders of the outstanding shares of Common Stock on a per share basis.

B. PREFERRED STOCK.
     Subject to any approvals required pursuant to Sections 3(b), (c) and (d) of Paragraph C of this Article Fourth, the Preferred Stock may be issued in one or more series at such times or terms and for such consideration or considerations as the Board of Directors of the Corporation (the “Board of Directors”) may determine; provided, however, that such consideration or considerations per share shall not be less than the par value per share. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes of capital stock. The Corporation shall have no shares designated as “Series A Preferred Stock,” as such series has been retired. The first series shall consist of fifteen million two hundred thousand (15,200,000) shares and is designated “Series B Preferred Stock.” The second series shall consist of one hundred fifty million (150,000,000) shares and is designated “Series C Preferred Stock.” Except as otherwise provided in this Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.
     Subject to any approvals required pursuant to Sections 3(b), (c) and (d) of Paragraph C of this Article Fourth, the Board of Directors is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. Subject to any approvals required pursuant to Sections 3(b), (c) and (d) of Paragraph C of this Article Fourth, the Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series B Preferred Stock or Series C Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
C. SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.
     The Preferred Stock of the Corporation shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:
     1. Dividends.
          (a) The holders of the Series C Preferred Stock shall be entitled to receive prior and in preference to the holders of the Series B Preferred Stock, Common Stock and any other class or series of stock ranking junior to the Series C Preferred Stock with respect to dividends, out of funds legally available therefor, cumulative dividends at a rate equal to $0.0354 per annum on each outstanding share of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Accruing Series C Dividends”). Accruing Series C Dividends on each outstanding share of Series C Preferred Stock shall accrue from the date such share was issued, whether or not declared, and be payable (i) if, when and as declared by the Board of Directors and (ii) upon a liquidation, dissolution or winding-up of the Corporation (including any transaction that is a treated as a liquidation, dissolution or winding-up of the Corporation) or upon a redemption of the Series C Preferred Stock. The Corporation shall not pay any accrued but unpaid dividends upon the conversion of the shares of Series C Preferred Stock. Upon any conversion of shares of the Series C Preferred Stock, all rights to such dividends on such shares shall terminate. Unless all Accruing Series C Dividends shall have been paid or set apart, no dividend shall be paid or declared, and no distribution or redemption shall be made, on any shares of the Series B Preferred Stock, Common Stock or any class or other series of stock ranking junior to the Series C Preferred Stock with respect to dividends (other than dividends payable solely in capital stock on the capital stock of the Corporation or repurchases of Common Stock from employees of the Corporation pursuant to agreements and arrangements provided for in an equity incentive plan approved by the Board of Directors).
     (b) The holders of the Series B Preferred Stock shall be entitled to receive prior and in preference to the holders of the Common Stock and any other class or series of stock ranking junior to the Series B Preferred Stock with respect to dividends, out of funds legally available therefor, cumulative dividends at a rate equal to $0.0354 per annum on each outstanding share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Accruing Series B Dividends”). Accruing Series B Dividends shall accrue from the date of issuance of the Series B Preferred Stock, whether or not declared, and be payable (i) if, when and as declared by the Board of Directors (provided that the Board of Directors shall not declare such dividend, nor shall it be due, without the prior written consent of a majority of the holders of the Series B Preferred Stock) and (ii) upon a liquidation, dissolution or winding-up of the Corporation (including any transaction that is a treated as a liquidation, dissolution or winding-up of the Corporation). The Corporation shall not pay any accrued but unpaid dividends upon the conversion of the shares of Series B Preferred Stock. Upon any conversion of shares of the Series B Preferred Stock, all rights to such dividends on such shares shall terminate. Unless all Accruing Series B Dividends shall have been paid or set apart, no dividend shall be paid or declared, and no distribution or redemption shall be made, on any shares of the Common Stock or any class or other series of stock ranking junior to the Series B Preferred Stock with respect to dividends (other than dividends payable solely in capital stock on the capital stock of the Corporation or repurchases of Common Stock from employees of the Corporation pursuant to agreements and arrangements provided for in an equity incentive plan approved by the Board of Directors).
     (c) If the Board declares any dividend or other distribution payable in cash, securities or other property (including evidences of indebtedness or warrants, options or other rights to acquire Common Stock or other securities of the Company) on the Common Stock, each holder of Series C Preferred Stock and Series B Preferred Stock on the record date for the dividend or distribution will be entitled to receive on the date of payment or distribution of the dividend or other distribution, pari passu with the holders of Common Stock, the same cash, securities or other property which the holder would have received on the record date if the holder of Series C Preferred Stock and Series B Preferred Stock were the holder of record of the number of whole shares of Common Stock into which the shares of Series C Preferred Stock and Series B Preferred Stock then held by the holder are then convertible (with any resulting fractions rounded to the nearest whole share, with one-half rounded up). Notwithstanding the foregoing, a holder shall not be entitled to receive any such dividend or distribution with respect to any share of Preferred Stock whose Conversion Price (as defined below) is adjusted, pursuant to Section 4(g) or 4(h) of Paragraph C of this Article Fourth, as a result of the declaration of such dividend or distribution on the Common Stock.
     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation:
          (a) The holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders any class or series of Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock, on a pari passu basis with the holders of shares of any other class or series of capital stock of the Corporation ranking on liquidation on a parity with the Series C Preferred Stock, and before any payment shall be made to the holders of the Series B Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (i) (A) $0.4421 (the “Series C Purchase Price”) per share, as increased by an implied growth factor of 20% per annum compounded annually, subject to adjustment based on the actual number of days occurring in the period from the date of issuance of such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (B) any dividends declared or accrued but unpaid thereon, and (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 below immediately prior to such liquidation, dissolution, winding up, sale or merger. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of the Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (b) The holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of the Series C Preferred Stock and any other class or series of Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock, on a pari passu basis with the holders of shares of any class or series of capital stock of the Corporation ranking on liquidation on a parity with the Series B Preferred Stock, and before any payment shall be made to the holders of the Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock (such stock being collectively referred to as “Junior Stock”), by reason of their ownership thereof, an amount equal to the greater of (i) (A) $0.4421 (the “Series B Purchase Price”) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (B) any dividends declared or accrued but unpaid thereon, and (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 below immediately prior to such liquidation, dissolution, winding up, sale or merger. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of the Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (c) After the payment of all preferential amounts required to be paid to the holders of the Series C Preferred Stock, Series B Preferred Stock, and any other class or series of stock of the Corporation ranking on liquidation on a parity with or senior to such stock, upon the dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of shares of Junior Stock.
          (d) For purposes of this Section 2, unless the holders of a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) voting together as a single class, elect otherwise, (i) the consummation of any merger, consolidation or similar transaction or series of related transactions, the result of which is that the holders of the Corporation’s capital stock outstanding immediately prior to such transaction own, immediately upon the consummation of such transaction(s), shares of capital stock possessing in the aggregate less than a majority of the voting power of the surviving entity or rights to liquidation distributions of less than 50% of the assets of the surviving entity, or (ii) a sale, lease, exclusive license, transfer or other conveyance of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.
          (e) Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, subject to the provisions regarding valuation of securities set forth below, the value of such distribution shall be its fair market value as determined in good faith by the Board of Directors. The holders of a majority of the Preferred Stock will have 10 days from the determination of the valuation of any securities or other property pursuant this Section 2 to object to such valuation in writing to the Corporation. In the event of such objection, the Corporation and a majority in interest of the objecting stockholders will in good faith seek a resolution of any disputed valuation. If the Corporation and the objecting investors are unable to agree on a valuation within 5 days of the objection by the holders of the Preferred Stock, the valuation will be determined by an independent third party appraiser jointly selected by the

Corporation and the holders of a majority of the then outstanding shares of Preferred Stock, whose written appraised value will be binding on the Corporation and its stockholders. Any distributions pursuant to this Section 2 will be delayed until after the delivery of the appraiser’s report. Any securities shall be valued as follows:
               (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:
                    (A) If traded on a securities exchange or through the Nasdaq National Market or the Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the date of determination;
                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the date of determination; and
                    (C) If there is no active public market, the value shall be determined by an independent third party appraiser jointly selected by the Corporation and the holders of a majority of the then outstanding shares of Preferred Stock.
               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to apply an appropriate discount determined in good faith by the Board of Directors (not to be less than 10%) from the market value determined as above in (i)(A), (B) or (C).
          (f) The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of any event or transaction specified in Section 2(d) and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock. If the transaction is a sale of all or substantially all of the assets of the Corporation, the Corporation will give written notice of such transaction to each holder of Preferred Stock not less than 20 or more than 60 days before the stockholders’ meeting called to approve the transaction or, if no stockholders’ meeting will be called, not less than 20 or more than 60 days before the date that the transaction is reasonably anticipated to be consummated, and will also notify the holders in writing of the final approval of the transaction. The initial notice will describe the material terms and conditions of the proposed transaction. The Corporation will give the holders of Preferred Stock prompt notice of any material changes to the terms of the proposed transaction. The Corporation will not consummate the proposed transaction sooner than 20 days after the Corporation has given notice of any material changes. By written consent or vote, the holders of a majority of the shares of Preferred Stock outstanding may shorten the notice periods provided in this Section. In the event the requirements of this Section are not complied with, the Corporation will either:
                    (A) cause the closing to be postponed until the requirements of this Section have been complied with; or

                    (B) cancel the transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock will revert to the rights, preferences, privileges and restrictions existing immediately before the date of the first notice referred to in this Section.
     3. Voting.
          (a) Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b), 3(c) or 3(d) below or by the provisions establishing any other series of Preferred Stock, holders of any outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.
          (b) The Corporation shall not without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:
               (i) Amend, alter or repeal the preferences, special rights, privileges or other powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock;
               (ii) Effect any recapitalization or reclassification of shares of outstanding capital stock if such action would materially and adversely affect the preferences, rights, privileges or other powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock; or
               (iii) Pay or declare any dividend or distribution on any shares of the Series B Preferred Stock or its Junior Stock (except dividends payable solely in shares of Junior Stock).
          (c) The Corporation shall not without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class:
               (i) Amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws;
               (ii) Create, authorize, designate or issue any other class or series of capital stock with preferences, rights, privileges or powers superior to or on a parity with those of the Series B Preferred Stock or the Series C Preferred Stock;
               (iii) Apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (except (A) repurchases of unvested shares at the original purchase price upon termination of employment of employees or consultants holding restricted stock, (B) redemption of any

Options outstanding as of the Original Issue Date (each as defined in Section 4(e)(i) below), or (C) as otherwise contemplated pursuant to Section 6 hereof);
               (iv) Merge, consolidate or effect any similar transaction or series of similar transactions where a majority interest of the Corporation’s voting power or right to receive assets upon liquidation is acquired by a person or affiliated group;
               (v) Sell, transfer, assign, exclusively license, lease or otherwise dispose of all or substantially all of the Corporation’s properties or assets on a consolidated basis;
               (vi) Commence voluntary or involuntary liquidation, dissolution or winding up proceedings; or
               (vii) Increase or decrease the number of authorized shares of Common Stock or Preferred Stock.
          (d) The Corporation shall not without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:
               (i) Amend, alter or repeal the preferences, special rights, privileges or other powers of, or the restrictions provided for the benefit of, the Series C Preferred Stock;
               (ii) Effect any recapitalization or reclassification of shares of outstanding capital stock if such action would materially and adversely affect the preferences, rights, privileges or other powers of, or the restrictions provided for the benefit of, the Series C Preferred Stock; or
               (iii) Pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Series B Preferred Stock or Junior Stock).
     4. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time from the date of issuance and from time to time thereafter, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Purchase Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to the Series B Purchase Price, and the Series B Preferred Stock shall initially be convertible into Common Stock on a one for one basis. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
          (b) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time from the date of issuance and from time to time thereafter, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Purchase Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” (referred to generically with the Series B Conversion Price as a “Conversion Price”) shall initially be equal to the Series C Purchase Price, and the Series C Preferred Stock shall initially be convertible into Common Stock on a one for one basis. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a notice of redemption of any shares of Series C Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the business day immediately preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full.
          (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
          (d) Mechanics of Conversion.
               (i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with irrevocable written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. If a holder notifies the Corporation or its transfer agent in writing that the holder’s certificate has been lost, stolen or destroyed, and executes an agreement in a form satisfactory to the Corporation and its transfer agent to indemnify them from any loss incurred in connection with the lost, stolen or destroyed certificates (without requirement of posting any bond), then such actions shall be treated for purposes of this Section as delivery of such lost, stolen or destroyed certificate. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. If the certificate evidencing the Preferred Stock being converted also evidences shares of Preferred Stock not being converted, then the Corporation will also deliver to the holder of the certificate a new stock certificate evidencing the Preferred Stock not converted.
               (ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the shares of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
               (iii) Upon the conversion of any series of Preferred Stock, the Corporation shall pay all declared, but unpaid dividends in cash. The Corporation shall not pay any accrued but unpaid dividends upon the conversion of any shares of the Series B Preferred Stock or Series C Preferred Stock.
               (iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.
               (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
          (e) Adjustments to Conversion Price for Diluting Issues:
               (i) Special Definitions. For purposes of this Subsection 4(e), the following definitions shall apply:
                    (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                    (B) “Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock or Series C Preferred Stock was first issued.

                    (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.
                    (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued or reissued, (or, pursuant to Subsection 4(e)(iii) below, deemed to be issued or reissued) by the Corporation after the Original Issue Date, other than:
(I)	shares of Common Stock issued or issuable upon conversion of shares of Series B Preferred Stock or Series C Preferred Stock;

(II)	shares of Common Stock issued or issuable as a dividend or distribution on shares of Series B Preferred Stock or Series C Preferred Stock;

(III)	shares of Common Stock issued or issuable upon exercise of any Options outstanding on the Original Issue Date;

(IV)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(f) or 4(g) below;

(V)	shares of Common Stock issued or issuable to employees or directors of, or consultants to, the Corporation, as approved by the Board of Directors or a duly authorized committee of the Board of Directors, pursuant to a plan or arrangement approved by the Board of Directors (the “Employee Incentive Shares”);

(VI)	shares of Common Stock issued or issuable in connection with an acquisition of or by the Corporation (by merger, consolidation, sale of assets, sale or exchange of securities or otherwise);

(VII)	shares of Common Stock issued or issuable, as approved by the Board of Directors, in connection with a lease line or bank financing; or

(VIII)	shares of Common Stock issued or issuable, as approved by the Board of Directors, in consideration of the acquisition or licensing of technology or in connection with any strategic partnership, collaboration or similar transaction.

               (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which shares of the Series B Preferred Stock or Series C Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price thereof, unless the consideration per share (determined pursuant to Subsection 4(e)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date immediately prior to the issue of such Additional Shares of Common Stock.
               (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(e)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(f)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:
                    (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and
                    (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise (including by operation of the anti-dilution provisions thereof), for any increase or decrease in the consideration payable to the Corporation or decrease or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities. No readjustment pursuant to this clause (B) shall have the effect of increasing the applicable Conversion Price in effect to an amount which exceeds the lower of (i) the Conversion Price immediately following, and as adjusted to reflect, the Company’s issuance of such Options or Convertible Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the date the Company adjusted the Conversion Price to reflect the issuance of such Options or Convertible Securities and such readjustment date; and
                    (C) Upon the expiration or termination of such Options or any rights of conversion or exchange under such Convertible Securities, or any portion thereof, that are unexercised, the Conversion Price shall be readjusted to the Conversion Price that would have been in effect had the expired or terminated portion of such Options or such Convertible Securities never been issued (but giving effect to all intervening adjustments not connected with the issuance of any expired or terminated unexercised Options, including any such adjustments that would have been made but for a decrease in the Conversion Price resulting from the original issue of the expired or terminated portion of such Options or such Convertible Securities), and the Additional Shares of Common Stock deemed issued as the result of the original issue of the expired or terminated portion of such Options or such Convertible Securities shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; provided, that any conversion of shares of Preferred Stock into shares of Common Stock occurring prior to such readjustment shall be unaffected by such readjustment.
               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.
                    (A) Unless the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, elect otherwise, in the event that the Corporation shall, at any time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(e)(iii), but excluding shares issued in a stock split or combination as provided in Subsection 4(f) or upon a dividend or distribution as provided in Subsection 4(g)), without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:
(x)	the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to such issue plus (b) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and

(y)	the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued;
provided, however, that for the purpose of this calculation, (i) all shares of Common Stock issuable upon conversion, exchange or exercise of Options (including Options relating to

Employee Incentive Shares) and Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion, exchange or exercise of such Options and Convertible Securities shall not give effect to any adjustments to the conversion, exchange or exercise price or conversion, exchange or exercise rate of such Options and Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.
                    (B) Unless the holders of a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, elect otherwise, in the event that the Corporation shall at any time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(e)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(f) or upon a dividend or distribution as provided in Subsection 4(g)), without consideration or for a consideration per share less than the Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the lowest amount of consideration per share received by the Corporation upon such issuance (provided, however, that if no consideration is received for the Additional Shares of Common Stock, such Conversion Price shall be reduced to $.01).
               (v) Determination of Consideration. For purposes of this Subsection 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
(I)	insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Series B Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.
               (vii) Treasury Stock. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issuance of Additional Shares of Common Stock for purposes of this subsection 4(e).
          (f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Price for any series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction:
(x)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(y)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
          (h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Preferred Stock and Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Preferred Stock and Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period.
          (i) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock and Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holders of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.
          (j) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(d)), each share of Series B Preferred Stock and Series C Preferred Stock shall convert into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale. The Series B Preferred and Series C Preferred will thereafter be adjusted on terms as nearly equivalent as may be practicable to the adjustments previously provided in Section 4 of Paragraph C of this Article Fourth. No consolidation or merger in which the Corporation is not the surviving corporation will be consummated unless the surviving corporation agrees, in writing, to the provisions of this Section. The provisions of this Section will similarly apply to successive mergers and consolidations. The provisions of this Section are subordinate to and do not preclude compliance by the Corporation with the provisions regarding a liquidation of the Corporation or distribution of the cash, securities or other property resulting from any sale of the assets of the Corporation or any merger, consolidation or reorganization of the Corporation as provided for in Section 2 of Paragraph C of this Article Fourth.
          (k) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock and Series C Preferred Stock against impairment.
          (l) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock and Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect for the Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Preferred Stock.
          (m) Notice of Record Date. In the event:
               (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;
               (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;
               (iii) of any change in the Common Stock of the Corporation, whether by way of reorganization, reclassification or otherwise (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

               (iv) of the involuntary or voluntary dissolution, liquidation or winding up (as described in Subsection 2(c) above) of the Corporation;
then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock and Series C Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating
                    (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or
                    (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and, if applicable, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.
     5. Mandatory Conversion.
          (a) Upon the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 of gross proceeds to the Corporation, and pursuant to which the Corporation obtains a listing for its shares on the New York Stock Exchange or the Nasdaq National Market System (the “Mandatory Conversion Date”), then (i) all outstanding shares of the Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable Conversion Price for each such series of Preferred Stock and (ii) the number of authorized shares of the Series B Preferred Stock and Series C Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock, respectively, that had been designated as such and the third, fourth and fifth sentences included under the caption “Preferred Stock”, and all provisions under the caption “Series B Preferred Stock and Series C Preferred Stock” shall be deleted and shall be of no further force or effect.
          (b) All holders of record of shares of the Series B Preferred Stock and Series C Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series B Preferred Stock and Series C Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of the Series B Preferred Stock and Series C Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. If a holder notifies the Corporation or its transfer agent in writing that the holder’s certificate has been lost, stolen or destroyed, and executes an agreement in a form satisfactory to the Corporation and its transfer agent to indemnify them from any loss incurred in connection with the lost, stolen or destroyed certificates, then such actions shall be treated for purposes of this Agreement as delivery of such lost, stolen or destroyed certificate.
          (c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions of this Section 5 shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.
     6. Redemption.
          (a) The Corporation will, subject to the conditions set forth below, on each of December 4, 2007, December 4, 2008 and December 4, 2009 (each such date being referred to hereinafter as a “Mandatory Redemption Date”), upon receipt of not less than 60, nor more than 120, days prior to the applicable Mandatory Redemption Date of written irrevocable request(s) for redemption from any holder of shares of Series C Preferred Stock then outstanding (an “Initial Redemption Request”), redeem from each Requesting Holder (as defined in Subsection 6(b) below), at a price per share equal to the sum of (i) the Series C Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (ii) any dividends declared or accrued but unpaid thereon (the “Mandatory Redemption Price”), the number of shares of Series C Preferred Stock requested to be redeemed by each Requesting Holder, but not more than the following respective portions of the number of shares of Series C Preferred Stock held by such Requesting Holder on the applicable Mandatory Redemption Date.

Mandatory	Maximum Portion of Shares of
Redemption Date	Series C Preferred Stock To Be Redeemed
December 4, 2007	33%

December 4, 2008	66%

December 4, 2009	All outstanding shares of Series C Preferred Stock
          (b) The Corporation shall provide notice of its receipt of an Initial Redemption Request, specifying the time, manner and place of redemption and the Mandatory Redemption Price (a “Redemption Notice”), by first class or registered mail, postage prepaid, to each holder of record of Series C Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than 45 days prior to the applicable Mandatory Redemption Date. Each holder of Series C Preferred Stock (other than a holder who has made the Initial Redemption Request) may elect to become a “Requesting Holder” on such Mandatory Redemption Date by so indicating in a written irrevocable notice mailed to the Corporation, by first class or registered mail, postage prepaid, at least 30 days prior to the applicable Mandatory Redemption Date. Except as provided in Section 6(c) below, each Requesting Holder shall surrender to the Corporation on the applicable Mandatory Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Mandatory Redemption Price shall be paid to the order of each such Requesting Holder and each certificate surrendered for redemption shall be cancelled. If the certificate evidencing the shares to be redeemed also evidences shares not being redeemed, then the Corporation will also deliver to the holder of the certificate a new stock certificate evidencing the shares not redeemed. If a holder notifies the Corporation or its transfer agent in writing that the holder’s certificate has been lost, stolen or destroyed, and executes an agreement in a form satisfactory to the Corporation and its transfer agent to indemnify them from any loss incurred in connection with the lost, stolen or destroyed certificates (without requirement of posting any bond), then such actions shall be treated for purposes of this Agreement as delivery of such lost, stolen or destroyed certificate.
          (c) If the funds of the Corporation legally available for redemption of Series C Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Series C Preferred Stock required under this Section 6 to be redeemed on such date from Requesting Holders, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series C Preferred Stock ratably among the holders of such shares in proportion to the redemption amounts otherwise payable to them. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series C Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.
          (d) Unless there shall have been a default in payment of the Mandatory Redemption Price, on the Mandatory Redemption Date all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.
          (e) Any Series C Preferred Stock redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.
     FIFTH: In furtherance and not in limitation of the powers conferred by statute or in this Second Amended and Restated Certificate of Incorporation, the Board is expressly authorized to adopt, amend or repeal the by-laws of the Corporation; provided, however, that such authorization shall not divest the stockholders of the power or limit the power of the stockholders to adopt, amend or repeal the by-laws of the Corporation. Election of directors need not be by ballot.
     SIXTH: The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law (and the terms and conditions of this Second Amended and Restated Certificate of Incorporation), and all rights conferred on stockholders herein are granted subject to this reservation.
     SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages of breach of fiduciary duty as director.
     A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director, officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (C) of this Article SEVENTH with respect to

Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.
     B. RIGHT TO ADVANCEMENT OF EXPENSES. The right to indemnification conferred in paragraph (A) of this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending any Proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, if the Delaware General Corporation Law requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article SEVENTH or otherwise.
     C. RIGHT OF INDEMNITEE TO BRING SUIT. The rights to indemnification and to the Advancement of Expenses conferred in paragraphs (A) and (B) of this Article SEVENTH shall be contract rights. If a claim under paragraph (A) or (B) of this Article SEVENTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article SEVENTH or otherwise shall be on the Corporation.

     D. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the Advancement of Expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     E. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
     F. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article SEVENTH with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.
     G. AMENDMENT. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     NINTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.